Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of CloudDepots Holdings Inc.:

We hereby consent to the inclusion in this Registration Statement of CloudDepots Holdings Inc. (the “Company”) on Form S-1 of our report dated March 30, 2026, except for notes 2, 8, and 13 as to which the date is May 13, 2026, with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2025 and 2024, which appears in this Registration Statement on Form S-1.

We also consent to the reference to us under the caption “Experts” in the Registration Statement on Form S-1.

Diamond Bar, California

November 13, 2026